Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of ArcLight Clean Transition Corp. II on Form S-1 pursuant to Rule 462(b) under Securities Act of 1933, as amended, of our report dated February 4, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of ArcLight Clean Transition Corp. II as of January 20, 2021 and for the period from January 13, 2021 (inception) through January 20, 2021 appearing in the Registration Statement on Form S-1, as filed (File No. 333-252730) of ArcLight Clean Transition Corp. II.

/s/ Marcum llp

Marcum llp

Hartford, CT

March 22, 2021